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                                                                      EXHIBIT 15


                         [COOPERS & LYBRAND LETTERHEAD]





Ford Motor Company
The American Road
Dearborn, Michigan


Re:  Ford Motor Company Registration Statement on Form S-3


We are aware that our report dated April 15, 1998, accompanying the unaudited interim financial information of Ford Motor Company and Subsidiaries for the periods ended March 31, 1998 and 1997, and included in the Ford Motor Company Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan  48243
May 12, 1998